EXHIBIT 23.1


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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 9, 2000, with respect to the balance sheet of ATEL Capital Equipment Fund IX, LLC (a development stage enterprise) as of October 6, 2000, and the related statements of changes in members' capital and cash flows for the period from September 27, 2000 (inception) through October 6, 2000, and our report dated September 15, 2000, with respect to the consolidated balance sheet of ATEL Financial Corporation and subsidiary as of July 31, 2000, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-47196) and related Prospectus of ATEL Capital Equipment Fund IX, LLC (a development stage enterprise) for the registration of 15,000,000 limited liability company units.




San Francisco, California
October 30, 2000